Exhibit 99.2

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

On June 30, 2016, Gran Tierra Energy International Holdings Ltd., a wholly-owned subsidiary of Gran Tierra Energy Inc., a Nevada corporation (“Gran Tierra”), entered into a share purchase agreement (the “Acquisition Agreement”) to acquire all of the issued and outstanding common shares of PetroLatina Energy Ltd. (“PetroLatina”) for cash consideration of $525 million (the "Acquisition"), subject to customary working capital and other adjustments. The Acquisition is also subject to customary closing conditions, including, among other things, any required regulatory approval.  Approval from the Agencia Nacional de Hidrocarburos (National Hydrocarbon Agency) of Colombia was received on July 29, 2016, and the Acquisition is expected to close prior to August 31, 2016.

The accompanying unaudited pro forma consolidated balance sheet as at March 31, 2016, and the unaudited pro forma consolidated statements of operations for the three months ended March 31, 2016, and the year ended December 31, 2015, (the “Pro Forma Statements”) have been prepared in compliance with the requirements of SEC Regulation S-X using accounting policies in accordance with generally accepted accounting principles in the United States of America (“USGAAP”). Accounting policies used in the preparation of the Pro Forma Statements are consistent with those disclosed in the audited consolidated financial statements of Gran Tierra as at and for the year ended December 31, 2015. PetroLatina prepares its financial statements in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS”). PetroLatina’s IFRS financial statements have been adjusted to conform to USGAAP and certain historical PetroLatina amounts have been combined to conform to Gran Tierra’s presentation.

The pro forma adjustments are based on preliminary estimates and currently available information and assumptions that management believes are reasonable. The notes to the Pro Forma Statements provide a discussion of how such adjustments were derived and presented in the Pro Forma Statements. Changes in facts and circumstances or discovery of new information may result in revised estimates. As a result, there may be material adjustments primarily to oil and gas properties and deferred income taxes. See note 2(a) to the Pro Forma Statements.

The note disclosure requirements of annual consolidated financial statements provide additional disclosures to that required for pro forma consolidated financial statements. The Pro Forma Statements have been prepared from the following:

-	The unaudited interim consolidated financial statements of Gran Tierra (the "GTE interim financial statements") and the internal management accounts of PetroLatina as at and for the three months ended March 31, 2016, and;
-	The audited consolidated financial statements of each of Gran Tierra and PetroLatina for the year ended December 31, 2015 (collectively the "Annual Financial Statements").

The Pro Forma Statements should be read in conjunction with the GTE interim financial statements and the Annual Financial Statements. The unaudited Pro Forma Statements give effect to the proposed Acquisition as if it had occurred as at March 31, 2016, for the purposes of the unaudited pro forma consolidated balance sheet and as at January 1, 2015, for the purposes of the unaudited pro forma consolidated statements of operations for the year ended December 31, 2015, and the three months ended March 31, 2016. In the opinion of Gran Tierra’s management, these Pro Forma Statements include all material adjustments to be in accordance with USGAAP.

The Pro Forma Statements are presented for illustrative purposes only and may not be indicative of the results of operations that would have occurred if the events reflected therein had been in effect on the dates indicated or the results which may be obtained in the future. In preparing the Pro Forma Statements, no adjustments have been made to reflect the potential operating synergies and administrative cost savings that could result from the combination of the Gran Tierra and PetroLatina operations. Actual amounts recorded upon consummation of the proposed Acquisition will differ from the Pro Forma Statements, and the differences may be material.

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Gran Tierra Energy Inc.

Pro Forma Consolidated Balance Sheets (Unaudited)

As at March 31, 2016

(Thousands of U.S. Dollars)

	Gran Tierra	PetroLatina	Adjustments	PetroLatina	Pro Forma Adjustments		Pro Forma Consolidated
	(USGAAP)	(IFRS)	(USGAAP)	(USGAAP)	(USGAAP)	Notes	(USGAAP)
ASSETS
Current Assets
Cash and cash equivalents	$51,308	$21,595	$-	$21,595	$(173,227)	2,a,b,e	$(100,324)
Restricted cash	18,474	-	-	-	-		18,474
Accounts receivable	35,573	3,085	-	3,085	-		38,658
Marketable securities	5,362	-	-	-	-		5,362
Inventory	10,690	192	-	192	-		10,882
Taxes receivable	34,712	4,470	-	4,470	-		39,182
Other current assets	5,992	20	-	20	-		6,012
Total Current Assets	162,111	29,362	-	29,362	(173,227)		18,246

Oil and Gas Properties	-	98,232	(98,232)	-	-	2,c,d	-
Proved	472,062	-	140,965	140,965	222,558	2,a,c,d	835,585
Unproved	373,899	-	14,062	14,062	437,232	2,a,c,d	825,193
Total Oil and Gas Properties	845,961	98,232	56,795	155,027	659,790		1,660,778
Other capital assets	8,229	1,661	-	1,661	-		9,890
Total Property, Plant and Equipment	854,190	99,893	56,795	156,688	659,790		1,670,668

Other Long-Term Assets
Restricted cash	6,414	3,490	-	3,490	-		9,904
Deferred tax assets	-	99	(99)	-	-	2f	-
Taxes receivable	8,978	-	-	-	-		8,978
Other long-term assets	13,998	-	-	-	-		13,998
Goodwill	102,581	-	-	-	-		102,581
Total Other Long-Term Assets	131,971	3,589	(99)	3,490	-		135,461
Total Assets	$1,148,272	$132,844	$56,696	$189,540	$486,563		$1,824,375

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Accounts payable and accrued liabilities	$77,303	$7,272	$-	$7,272	$-		$84,574
Short term debt	-	-	-	-	126,500	2e	126,500
Taxes payable	943	7,802	-	7,802	-		8,745
Asset retirement obligation	3,255	-	-	-	-		3,255
Total Current Liabilities	81,501	15,074	-	15,074	126,500		223,074

Long-Term Liabilities
Deferred tax liabilities	30,880	6,192	6,170	12,362	281,237	2f	324,479
Asset retirement obligation	43,205	6,000	(2,545)	3,455	-	2d	46,660
Long term debt	-	79,069	-	79,069	-	2e	79,069
Other long-term liabilities	8,096	-	-	-	-		8,096
Total Long-Term Liabilities	82,181	91,261	3,625	94,886	281,237		458,304

Shareholders’ Equity
Common Stock	10,199	31,733	-	31,733	(31,675)	2,g,h	10,257
Additional paid in capital	1,047,830	94,161	-	94,161	72,387	2e	1,214,378
(Deficit) Retained earnings	(73,439)	(99,385)	53,072	(46,313)	38,114	2b	(81,638)
Total Shareholders’ Equity	984,590	26,509	53,072	79,581	78,826		1,142,997
Total Liabilities and Shareholders’ Equity	$1,148,272	$132,844	$56,696	$189,540	$486,563		$1,824,375

See accompanying notes to the Pro Forma Statements

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Gran Tierra Energy Inc.

Pro Forma Consolidated Statements of Operations (Unaudited)

For the Three Months Ended March 31, 2016

(Thousands of U.S. Dollars, Except Per Share Amounts)

	Gran Tierra	PetroLatina	Adjustments	PetroLatina	Pro Forma Adjustments		Pro Forma Consolidated
	(USGAAP)	(IFRS)	(USGAAP)	(USGAAP)	(USGAAP)	Notes	(USGAAP)
REVENUE AND OTHER INCOME
Oil and natural gas sales	$57,403	$10,103	$-	$10,103	$-		$67,506
Interest income	449	14	-	14	-		463
	57,852	10,117	-	10,117	-		67,969
EXPENSES
Operating	31,395	5,316	-	5,316	-		36,711
Depletion, depreciation, accretion	36,912	2,935	2,573	5,508	1,412	2c	43,833
Asset Impairment	56,898	-	-	-	-		56,898
General and administrative	8,805	1,455	-	1,455	-		10,260
Severance	1,018	-	-	-	-		1,018
Equity tax	3,051	276	-	276	-		3,327
Foreign exchange gain	785	8	912	920	-	2f	1,705
Interest and financing fees	-	939	-	939	2,100	2e	3,039
Financial instruments loss	845	-	-	-	-		845
Gain on acquisition	(11,712)	-	-	-	-		(11,712)
	127,997	10,929	3,485	14,414	3,512		145,924
LOSS BEFORE INCOME TAXES	(70,145)	(812)	(3,485)	(4,297)	(3,512)		(77,955)
Current income tax	(2,023)	(1,688)	-	(1,688)	-		(3,711)
Deferred income tax recovery (expense)	27,136	(308)	223	(85)	551	2f	27,602
NET LOSS	$(45,032)	$(2,808)	$(3,262)	$(6,070)	$(2,962)		$(54,064)

Net loss per share - basic and diluted	$(0.15)						$(0.15)

See accompanying notes to the Pro Forma Statements

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Gran Tierra Energy Inc.

Pro Forma Consolidated Statements of Operations (Unaudited)

For the Year Ended December 31, 2015

(Thousands of U.S. Dollars, Except Per Share Amounts)

	Gran Tierra	PetroLatina	Adjustments	PetroLatina	Pro Forma Adjustments		Pro Forma Consolidated
	(USGAAP)	(IFRS)	(USGAAP)	(USGAAP)	(USGAAP)	Notes	(USGAAP)
REVENUE AND OTHER INCOME
Oil and natural gas sales	$276,011	$81,682	$-	$81,682	$-		$357,693
Interest income	1,369	154	-	154	-		1,523
	277,380	81,836	-	81,836	-		359,216
EXPENSES
Operating	115,769	34,921	-	34,921	-		150,690
Depletion, depreciation, accretion	176,386	15,094	7,782	22,876	(7,163)	2c	192,099
Asset Impairment	323,918	47,651	(47,651)	-	53,108	2c	377,026
General and administrative	32,353	6,662	-	6,662	-		39,015
Severance	8,990	-	-	-	-		8,990
Equity tax	3,769	276	-	276	-		4,045
Foreign exchange (gain) loss	(17,242)	266	(4,931)	(4,665)	-	2f	(21,907)
Interest and financing fees	-	4,237			13,100	2e	13,100
Other gain	(502)	-	-	4,237	-		3,735
Financial instruments loss	2,027	-	-	-	-		2,027
	645,468	109,107	(44,800)	64,307	59,045	-	768,820
INCOME (LOSS) BEFORE INCOME TAXES	(368,088)	(27,271)	44,800	17,529	(59,045)		(409,604)
Current income tax	(15,383)	(11,165)	-	(11,165)	-		(26,548)
Deferred income tax recovery (expense)	115,442	(5,812)	9,907	4,095	17,919	2f	137,456
NET INCOME (LOSS)	$(268,029)	$(44,248)	$54,707	$10,459	$(41,127)		$(298,696)

Net loss per share - basic and diluted	$(0.94)						$(0.87)

See accompanying notes to the unaudited Pro Forma Statements

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Gran Tierra Energy Inc.

Notes to the Pro Forma Statements (Unaudited)

(Expressed in U.S. Dollars, unless otherwise indicated)

1. Description of the transaction

Gran Tierra will acquire all of the issued and outstanding shares of PetroLatina under the terms of the Acquisition Agreement. PetroLatina is a private, independent exploration and production company, incorporated in England and Wales with assets primarily in the Middle Magdalena Basin of Colombia. Upon completion of the Acquisition, PetroLatina will become an indirect wholly-owned subsidiary of Gran Tierra. The Acquisition has not yet been consummated and may not close on these terms, if at all.

Consideration for the Acquisition will consist of an initial payment of $500 million at closing, subject to customary working capital and other adjustments, and a deferred payment of $25 million to be paid prior to December 31, 2016. Subsequent to the signing of the Acquisition Agreement, the Company paid $5 million, which funds are to be held in escrow and applied to the initial payment at closing.

On July 8, 2016, Gran Tierra issued approximately 57.8 million subscription receipts (“Subscription Receipts”) in a private placement to eligible purchasers at a price of $3.00 per Subscription Receipt for gross proceeds of approximately $173.5 million. Each Subscription Receipt will entitle the holder to automatically receive one share of Gran Tierra common stock upon closing of the Acquisition upon the satisfaction of certain conditions. The gross proceeds from the sale of the Subscription Receipts will be held in escrow until the Acquisition close date and will be recorded as restricted cash by the Company.

Gran Tierra expects to fund the Acquisition through a combination of Gran Tierra’s current cash balance, gross proceeds of $173.5 million from the sale of the Subscription Receipts, and $130.0 million of borrowings under a new term loan under the credit facility that is contingent upon closing of the Acquisition. Gran Tierra expects to repay the $79.1 million of PetroLatina long-term debt immediately upon closing of the Acquisition, which is expected to result in $70.4 million of borrowings outstanding under Gran Tierra’s revolving loan credit facility and the utilization of $109.0 net proceeds from issuance of convertible notes received after March 31, 2016 not reflected in the Pro Forma Statements, because the issuance of convertible notes was not directly attributable to the proposed Acquisition.

The Acquisition Agreement may be terminated by either Gran Tierra or the vendors under certain circumstances set forth in the Acquisition Agreement, including, among other circumstances, the failure of the Acquisition to be consummated on or before October 31, 2016. If the Acquisition Agreement is terminated by Gran Tierra as a result of the vendor’s breach of any representations, warranties, covenants or obligations, the vendors’ aggregate maximum liability will be limited to $5 million, and the escrowed funds will be returned to Gran Tierra. If the Acquisition Agreement is terminated as a result of Gran Tierra breaching any representations, warranties, covenants or obligations, Gran Tierra’s maximum liability will be limited to the loss of the escrowed funds deposited by Gran Tierra subsequent to the signing of the Acquisition Agreement.

2. Assumptions and adjustments

a)          The Acquisition is expected to be accounted for as a business combination using the acquisition method, with Gran Tierra being the acquirer, whereby the assets acquired and liabilities assumed will be recognized at their fair values as at the closing date of the Acquisition, and the results of PetroLatina included with those of Gran Tierra from that date.

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The USGAAP values of net assets acquired and consideration paid for 100% ownership of PetroLatina is preliminarily allocated as follows:

(Thousands of U.S. Dollars)
Cash	$525,000
Working capital & other adjustments	12,201
Debt assumed	(79,069)
Cash Consideration	$458,132

(Thousands of U.S. Dollars)
Oil and gas properties
Proved	363,523
Unproved	451,292
Other long-term assets	5,151
Net working capital	14,288
Long Term debt	(79,069)
Asset retirement obligation	(3,455)
Deferred income tax	(293,599)
$458,132

The pro forma purchase price allocation is subject to change based on the finalization of purchase price adjustments and completion of management’s assessment of the fair values of the assets and liabilities acquired. Due to the timing of the announcement of the Acquisition and the fact that the Acquisition has not yet closed, Gran Tierra has not completed the final valuation necessary to determine the acquisition date fair market value of PetroLatina’s net assets. The unaudited pro forma consolidated balance sheet includes a preliminary allocation of the purchase price to reflect the estimated fair value of those assets and liabilities. Upon completion of the Acquisition, or as more information becomes available, Gran Tierra will complete a more detailed review of the preliminary allocation of the purchase price to reflect the acquisition date fair value of those assets and liabilities. As a result of that review, more information could become available that, when analyzed, could have a material impact on the pro forma financial statements.

Note 2(c) below describes differences between the prescribed USGAAP book value of oil and gas properties and PetroLatina’s IFRS book value at March 31, 2016.

b)          Estimated transaction and severance costs of approximately $8.2 million have been recorded to retained earnings and cash, but not reflected in the pro forma consolidated statements of operations on the basis that these expenses are directly incremental to the Acquisition but are non-recurring in nature.

c)          Gran Tierra follows the USGAAP full cost method of accounting for its oil and gas properties. Under this method, the net book value of properties on a country-by-country basis, less related deferred income taxes, may not exceed a calculated “ceiling”. The ceiling is the estimated after tax future net revenues from proved oil and gas properties, discounted at 10% per year. In calculating discounted future net revenues, oil and natural gas prices are determined using the average price during the 12-month period prior to the balance sheet date, calculated as an unweighted arithmetic average of the first-day-of-the month price for each month within such period. That average price is then held constant, except for changes which are fixed and determinable by existing contracts. Therefore, ceiling test estimates are based on historical prices discounted at 10% per year and it should not be assumed that estimates of future net revenues represent the fair market value of Gran Tierra’s reserves.

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The pro forma USGAAP adjustments to PetroLatina’s previously recognized impairment loss resulted in USGAAP ceiling test impairment losses of $nil in the three months ended March 31, 2016, and the year ended December 31, 2015. Under IFRS, PetroLatina recorded impairments of property, plant and equipment of $nil and $39.8 million, respectively, for the three months ended March 31, 2016, and the year ended December 31, 2015. The impairment loss decrease was primarily due to the prescribed USGAAP ceiling test being based on proved reserves, discounted cash flows at 10%, and an inflow of cash related to unproved properties as compared with the IFRS impairment assessment being based on proved plus probable reserves with discounted cash flows at 15%.

Under USGAAP, unproved properties are evaluated as to whether impairment has occurred. This evaluation considers, among other factors, seismic data, requirements to relinquish acreage, drilling results and activity, remaining time in the commitment period, remaining capital plans, and political, economic, and market conditions. During any period in which factors indicate impairment, the cumulative costs incurred to date for such property are transferred to the full cost pool and are then subject to depletion. As a result of applying a preliminary USGAAP unproved property impairment assessment, $nil of unproved property costs were transferred to the USGAAP proved property full cost pool. Due to the timing of the announcement of the Acquisition, Gran Tierra has not yet obtained sufficient information to finalize its unproved property impairment assessment and, therefore, the pro forma USGAAP adjustments to unproved properties are subject to change.

The pro forma US GAAP adjustment to PetroLatina’s previously recognized impairment included the reversal of $20.7 million of exploration and evaluation (“E&E”) impairment charges which would not have been expensed under USGAAP and, therefore, have been included in proved property on PetroLatina’s USGAAP pro forma balance sheet at March 31, 2016. Where these costs were related to blocks subsequently relinquished or upon which no further exploration was planned, these costs were transferred to the proved property full cost pool in the relevant year.

E&E expenses of $nil and $7.9 million related to geological and geophysical costs, and pre-E&E phase expenses which would not have been expensed under USGAAP have been reversed in the pro forma consolidated statements of operations for the three months ended March 31, 2016, and the year ended December 31, 2015. These costs are included in unproved property on PetroLatina’s USGAAP pro forma balance sheet at March 31, 2016. Where these costs were related to blocks subsequently relinquished or upon which no further exploration was planned, these costs were transferred to the proved property full cost pool in the relevant year.

PetroLatina’s depletion, depreciation, accretion and impairment for the three months ended March 31, 2016, and the year ended December 31, 2015, has been increased by $2.6 million and decreased by $39.9 million, respectively, due to nil impairment losses as a result of the application of the prescribed USGAAP ceiling test and capitalization of PetroLatina’s previously recognized E&E expense, as described above. Higher depletion expense was a result of a higher USGAAP depletable base, partially offset by a lower USGAAP depletion rate. The reserves base used in the calculation of the USGAAP depletion rate is based upon proved reserves versus the proved and probable base used in the calculation of depletion rates under IFRS.

Proforma depletion, depreciation, accretion and impairment for the three months ended March 31, 2016, and the year ended December 31, 2015, has been increased by $1.4 million and $45.9 million, respectively, as a result of applying the prescribed USGAAP ceiling test to the combined Gran Tierra and PetroLatina Colombia cost center.

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d)          Asset retirement obligations which will be assumed as a result of the Acquisition have been measured on the assumptions and terms consistent with those currently used by Gran Tierra for USGAAP, that is, the liability is based on estimates established by current legislation, discounted at Gran Tierra’s credit-adjusted risk-free interest rate and capitalized to oil and gas properties as an asset retirement cost.  PetroLatina’s accounting policy was to discount its asset retirement obligations at its risk-free interest rate.

e)          The Company believes that the Acquisition will be funded through a combination of Gran Tierra’s current cash balance, gross proceeds of $173.5 million from the sale of the Subscription Receipts, and $130.0 million of borrowings under a new term loan under the credit facility that is contingent upon the closing of the Acquisition. Gran Tierra expects to repay the $79.1 million PetroLatina long-term debt immediately upon closing of the Acquisition, which is expected to result in $70.4 million of borrowings outstanding under Gran Tierra’s revolving loan credit facility and the utilization of $109.0 net proceeds from issuance of convertible notes received after March 31, 2016 not reflected in the Pro Forma Statements, because the issuance of convertible notes was not directly attributable to the proposed Acquisition. Proforma cash balance and retained earnings has been adjusted for the estimated transaction, severance and financing costs not reflected in the pro forma consolidated statements of operations on the basis that these expenses are directly incremental to the Acquisition but are non-recurring in nature. Additionally, estimated debt financing and subscription receipt issuance costs of $10.4 million have been netted against cash.

On July 8, 2016, Gran Tierra issued approximately 57.8 million subscription receipts in a private placement to eligible purchasers at a price of $3.00 per Subscription Receipt for gross proceeds of approximately $173.5 million. Each Subscription Receipt will entitle the holder to automatically receive one share of Gran Tierra common stock upon closing of the Acquisition upon the satisfaction of certain conditions. The gross proceeds from the sale of the Subscription Receipts will be held in escrow until the Acquisition close date and will be recorded as restricted cash by the Company. Proforma financing cost for the three months ended March 31, 2016 and the year ended December 31, 2015 reflects an increase of $2.1 million and $13.1 million, respectively, due to the estimated interest expense on the new debt facility.

f)          Deferred income tax recognized on PetroLatina’s USGAAP pro forma balance sheet has been determined using the liability method, whereby deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the consolidated financial statement carrying amounts of existing assets and liabilities and their respective tax base, and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences and carryforwards are expected to be recovered or settled.

USGAAP proforma adjustments were made to the deferred income tax balance as the result of adjustments. Under IFRS, a temporary difference is calculated using the translation of tax pools at the period end foreign exchange rate. Under USGAAP, tax pools are translated using historical foreign exchange rates. The resulting deferred income tax balance under USGAAP was recalculated based on the USGAAP adjusted oil and gas property values and the historical foreign exchange rates and subsequently reduced to $0.1 million expense in the three months ended March 31, 2016, and $4.1 million recovery for the year ended December 31, 2015.

Proforma income tax recovery increased by $0.6 million and by $17.9 million for the three months ended March 31, 2016, and the year ended December 31, 2015, respectively, to reflect the tax effect on the pro forma adjustments described above, at the statutory tax rate of 39%.

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g)          The elimination of PetroLatina’s equity accounts.

h)          The calculation of net loss per share is based on the weighted average number of Gran Tierra’s shares of common stock outstanding for the three months ended March 31, 2016, and the year ended December 31, 2015, and gives effect to the issuance of 57,835,134 shares of Gran Tierra common stock issued as a result of the Acquisition,. The weighted average number of Gran Tierra’s shares of common stock outstanding used in this calculation is as follows:

	Three months ended	For the year ended
	March 31, 2016	December 31, 2015
Weighted average shares outstanding - basic and diluted	293,812,226	285,333,869
Pro forma shares issued	57,835,134	57,835,134
Pro forma weighted average shares outstanding - basic and diluted	351,647,360	343,169,003

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